U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 31, 2010


                           Berkeley Technology Limited
             (Exact Name of Registrant as Specified in its Articles)
                             ----------------------

                                     0-21874
                            (Commission File Number)

   Jersey, Channel Islands                          Not applicable
(State or Other Jurisdiction            (I.R.S. Employer Identification No.)
        of Incorporation)


                                One Castle Street
                           St. Helier, Jersey JE2 3RT
                                 Channel Islands
                              Tel: 011 44 1534 607700
             (Address and telephone of Principal Executive Offices)



             (Former Name or Address, if Changed Since Last Report)

The following information is furnished pursuant to this Item 7.01,"Regulation FD Disclosure" and Item 2.02, "Results of Operations and Financial Condition."

FOR IMMEDIATE PRESS RELEASE                                       March 31, 2010


                           Berkeley Technology Limited


                                  Annual Report
                           For the Twelve Months Ended
                                December 31, 2009


      London,  March 31, 2010 - Berkeley  Technology  Limited (OTCBB:  BKLYY.PK,
London: BEK.L) (the "Company") is an international venture capital consulting company incorporated under the laws of Jersey, Channel Islands, with an office in San Francisco, California.

      The Company's typical client is a Silicon Valley technology company or a large international telecommunications company. The Company's objective is the development of large European and Asian telecommunications relationships with Silicon Valley technology companies. These relationships have led to several equity investments by one client, and new opportunities generated through others. In 2009, the Company established additional equity positions in existing investments through direct investment and through equity rights received as part of its consulting activities. In certain cases, the Company may benefit from investments made by its clients if their investments are successful. The Company is actively seeking new clients and business opportunities.

       By definition, venture capital operates in a highly volatile environment, even more so than the economy as a whole. This industry faces significant challenges in this adverse environment, especially related to the raising of new funds. Operating in this segment creates the potential for tremendous growth, but is also subject to a high level of risk. The Company is therefore challenged, not only by the severe downturn in the economy, but also by the particular complications facing those companies operating in the venture capital markets. From these challenges come opportunities that may reward patience and discipline. In addressing these challenges, the Company is taking significant steps to curtail and contain its expenditures while aggressively pursuing new business opportunities. The Company has reduced staffing levels significantly and focused operations on its core expertise. In order to reduce and contain costs, the Company decided to terminate its ADR program. As much smaller and cost efficient, the Company expects to more easily capitalize on positive revenue events with its current and future clients.

      The Company's consulting fee revenues remained relatively consistent in 2009 compared to 2008 even though there were changes in its client base. Operating expenses decreased in 2009, primarily due to lower staff costs. Interest income declined due to declining balances as well as lower interest rates. Net realized investment gains in 2009 were lower than in 2008.

       In December 2009, the Company received an additional distribution from the Enron securities litigation. The recovery was offset by a reduction in the carrying value of one of its private equity investments during difficult market conditions. The Company's accounting review of investment values identified possible "other-than-temporary" impairments and thus write-downs were taken during 2009.

       The Company today reports financial results for the year ended December 31, 2009. The Company's consolidated net loss for the year ended December 31, 2009, was $(2.3) million (which includes about $0.4 million non-recurring contractual required employment obligations, and a $0.2 million write-down that the Company believes is recoverable) or $(0.04) per diluted share and $(0.45) per diluted ADR, compared with consolidated net loss of $(1.6) million, or $(0.03) per diluted share and $(0.31) per diluted ADR, for the year ended
December 31,  2008. The Company  computes  and reports  consolidated  net income
(loss) and diluted earnings (loss) per share and ADR in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). No dividends will be paid on the outstanding shares and ADRs for 2009.

                                   **********

       The above should be read in conjunction with the Cautionary Statement included at the end of this Annual Report.

Please address any inquiries to:

Arthur Trueger                  Jersey                            (0)1534 607700
Principal Financial Officer
Berkeley Technology Limited

        The financial information set out in this announcement does not constitute the Company's statutory accounts for the years ended December 31, 2009 and 2008. The financial information for the year ended December 31, 2008 is derived from the statutory accounts for that year.

        The audit of its statutory accounts for the year ended December 31, 2009 is complete. The auditors reported on those accounts; their report was unqualified and did not include references to any matters to which the auditors draw attention to by way of emphasis without qualifying their report.

        The Company's 2009 Annual Report and consolidated financial statements will be sent to shareholders during May. Copies of this report may be obtained by contacting the registered office in Jersey, Channel Islands.


Form 10-K for the year ended December 31, 2009

        A copy of the  above  document  will be  submitted  to the U.K.  Listing
Authority and will be shortly available for inspection at the U.K. Listing Authority's Document Viewing Facility, which is situated at:

Financial Services Authority
25 The North Colonnade
Canary Wharf
London
E14 5HS

Tel: 020 7676 1000

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                                             December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                            ASSETS
Current assets:
   Cash and cash equivalents......................................................   $     11,480(1)   $     13,681
   Accounts receivable, less allowances of $0 December 31, 2009
       and 2008...................................................................            141               222
   Interest receivable............................................................              -                 1
   Prepaid expenses and deposits..................................................             68               147
                                                                                     ------------      ------------
Total current assets..............................................................         11,689            14,051

Private equity investments (at lower of cost or estimated fair value).............          1,469(1)          1,484
Property and equipment, net of accumulated depreciation of $181 and $177
   as of December 31, 2009 and 2008, respectively.................................              6                 9
                                                                                     ------------      ------------
Total assets......................................................................   $     13,164      $     15,544
                                                                                     ------------      ------------
                                                                                     ------------      ------------
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses..........................................   $        417      $        459
   Policyholder liabilities (due in less than one year)...........................              -               106
                                                                                     ------------      ------------
Total current liabilities.........................................................            417               565
                                                                                     ------------      ------------
Commitments and contingencies (See Note 8)

Shareholders' equity:
Ordinary shares, $0.05 par value per share: 86,400,000 shares authorized;
   64,439,073 shares issued and outstanding as of December 31, 2009
   and 2008.......................................................................          3,222             3,222
Additional paid-in capital........................................................         67,915            67,789
Retained earnings.................................................................          4,607             6,894
Employee benefit trusts, at cost (13,522,381 shares as of
   December 31, 2009 and 2008)....................................................        (62,598)          (62,598)
Accumulated other comprehensive loss..............................................           (399)             (399)
                                                                                     ------------      ------------
Total shareholders' equity........................................................         12,747            14,979
                                                                                     ------------      ------------
Total liabilities and shareholders' equity........................................   $     13,164      $     15,544
                                                                                     ------------      ------------
                                                                                     ------------      ------------

(1) As of December 31, 2009, the Company's  subsidiary,  London Pacific Assurance Limited ("LPAL"),  held $2,816 of the Group's
    $11,480 in cash and cash  equivalents and $844 of the Group's $1,469 in private equity  investments  which were only available to fund the  operations  or  commitments  of LPAL,  and not to the  parent  company  or any of the other  subsidiaries.  As of
    December 31, 2009, LPAL needed to obtain the permission of the Jersey  Financial  Services  Commission  ("JFSC") if LPAL funds were to be used to fund  operations  or  commitments  outside of the LPAL entity.  As of January 14, 2010,  the JFSC  approved
    LPAL's Cessation Of Business Plan and canceled LPAL's  insurance  permit.  As of January 14, 2010, the foregoing  restrictions no longer apply.


/s/ Arthur I. Trueger	                /s/ The Viscount Trenchard

Arthur I. Trueger                       The Viscount Trenchard
Executive Chairman                      Director


March 31, 2010



           See accompanying Notes which are an integral part of these
                       Consolidated Financial Statements.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share and ADS amounts)


                                                                                          Year Ended December 31,
                                                                                     ------------------------------
                                                                                         2009             2008
                                                                                     ------------      ------------
Revenues:
Consulting fee income.............................................................   $        547      $        564
                                                                                     ------------      ------------
Total revenues....................................................................            547               564

Operating expenses:
Cost of services..................................................................            804               869
Selling, general and administrative expenses......................................          2,146             2,719
                                                                                     ------------      ------------
Total operating expenses..........................................................          2,950             3,588
                                                                                     ------------      ------------

Operating loss....................................................................         (2,403)           (3,024)

Interest income...................................................................             41               314
Distributions from securities litigation settlements..............................            264             1,643
Other-than-temporary impairment on investments....................................           (200)             (500)
                                                                                     ------------      ------------
Loss before income tax expense....................................................         (2,298)           (1,567)


Income tax expense (benefit)......................................................            (11)                4
                                                                                     ------------      ------------
Net loss..........................................................................   $     (2,287)     $     (1,571)
                                                                                     ------------      ------------
                                                                                     ------------      ------------




Basic and diluted loss per share..................................................   $      (0.04)     $      (0.03)
                                                                                     ------------      ------------
                                                                                     ------------      ------------

Basic and diluted loss per ADS....................................................   $      (0.45)     $      (0.31)
                                                                                     ------------      ------------
                                                                                     ------------      ------------


           See accompanying Notes which are an integral part of these
                       Consolidated Financial Statements.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                        Year Ended December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------

Net loss..........................................................................   $     (2,287)     $     (1,571)

Adjustments to reconcile net loss to net
   cash used in operating activities:
Depreciation and amortization.....................................................              5                 6
Amounts credited on insurance policyholder accounts...............................              1                 6
Net realized investment gains and other-than-temporary impairment on investment...            (64)           (1,143)
Net amortization of investment premiums and discounts.............................              -                 -
Share based compensation..........................................................             55                71

Net changes in operating assets and liabilities:
   Accrued investment income .....................................................              1                13
   Other assets...................................................................             92               218
   Accounts payable, accruals and other liabilities...............................            (43)              (74)
                                                                                     ------------      ------------
Net cash used in operating activities.............................................         (2,240)           (2,474)
                                                                                     ------------      ------------

Cash flows from investing activities:
Purchases of private equity investments...........................................           (117)                -
Proceeds from WorldCom, Inc. and Enron securities litigation settlements .........            264             1,643
Capital expenditures..............................................................             (2)               (2)
                                                                                     ------------      ------------
Net cash provided by investing activities ........................................            145             1,641
                                                                                     ------------      ------------
Cash flows from financing activities:
Insurance policyholder benefits...................................................           (111)                -
                                                                                     ------------      ------------
Net cash used in financing activities ............................................           (111)                -
                                                                                     ------------      ------------

Effect of exchange rate changes on cash...........................................             (5)              (54)
                                                                                     ------------      ------------

Net decrease in cash and cash equivalents.........................................         (2,201)             (887)
Cash and cash equivalents at beginning of year....................................         13,681            14,568
                                                                                     ------------      ------------
Cash and cash equivalents at end of year .........................................   $     11,480      $     13,681
                                                                                     ------------      ------------
                                                                                     ------------      ------------

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Income taxes (net of amounts recovered)...........................................   $        (11)     $          2

Non-cash investing activities:
Exchange of receivable from former consulting client for additional private
  equity investment in former consulting client...................................   $         68      $          -



           See accompanying Notes which are an integral part of these
                       Consolidated Financial Statements.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (In thousands)

                                                                                               Accumulated
                                                                                                  Other
                                    Ordinary Shares      Additional                Employee      Compre-       Total
                                ---------------------     Paid-in     Retained      Benefit      hensive    Shareholders'
                                   Number    Amount       Capital     Earnings      Trusts        Loss        Equity
                                ---------------------    ----------   ---------   ----------   -----------   -----------


Balance as of January 1, 2008      64,439   $   3,222    $   67,789   $   8,465   $  (62,598)  $      (399)  $    16,479



Net loss........................        -          -              -     (1,571)            -             -        (1,571)
Share based compensation,
   including income tax
   effect of $0 ................        -          -             71           -            -             -            71
                                ---------   ---------    ----------   ---------   ----------   -----------   -----------
Balance as of
   December 31, 2008............   64,439   $   3,222    $   67,860   $   6,894   $  (62,598)  $      (399)  $    14,979
                                ---------   ---------    ----------   ---------   ----------   -----------   -----------
                                ---------   ---------    ----------   ---------   ----------   -----------   -----------


Net loss........................        -   $       -    $        -   $  (2,287)  $        -   $         -   $    (2,287)
Share based compensation,
   including income tax
   effect of $0.................        -           -            55           -            -             -            55
                                ---------   ---------    ----------   ---------   ----------   -----------   -----------
Balance as of
   December 31, 2009............   64,439   $   3,222    $   67,915   $   4,607   $  (62,598)  $      (399)  $    12,747
                                ---------   ---------    ----------   ---------   ----------   -----------   -----------
                                ---------   ---------    ----------   ---------   ----------   -----------   -----------







           See accompanying Notes which are an integral part of these
                       Consolidated Financial Statements.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2009

       As used herein, the term "Company" refers to Berkeley Technology Limited. Except as the context otherwise requires, the term "Group" refers collectively to the Company and its subsidiaries.


Note 1.   Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

       The accompanying consolidated financial statements have been prepared by the Company in conformity with United States generally accepted accounting principles ("U.S. GAAP"). These consolidated financial statements include the accounts of the Company, its subsidiaries, the Employee Share Option Trust ("ESOT") and the Agent Loyalty Opportunity Trust ("ALOT"). Significant subsidiaries included in the operations of the Group and discussed in this document include Berkeley International Capital Corporation ("BICC"), Berkeley VC LLC ("BVC"), and London Pacific Assurance Limited ("LPAL"). All intercompany transactions and balances have been eliminated in consolidation.

       From January 1, 2008, the consolidated balance sheets are presented in a classified format as is appropriate for a consulting company rather than in an unclassified format as is appropriate for a life insurance and annuities company. This change had no impact on the Company's shareholders' equity at January 1, 2008. The Group's primary business is now consulting in venture capital. See Note 2 "Investments" below for a discussion of the impact of this change on the Company's accounting policy for its private equity investments. For 2009, all consolidated financial statements are presented in a consulting company format.

       The Company is incorporated under the laws of Jersey, Channel Islands. Its Ordinary Shares are traded on the London Stock Exchange and in the U.S. on the OTC Bulletin Board in the form of American Depositary Shares ("ADSs"), which are evidenced by American Depositary Receipts ("ADRs"). Each ADS represents ten Ordinary Shares. As part of our cost reduction measures, the offering of ADRs was terminated on January 20, 2010. Our Deposit Agreement with The Bank of New York Mellon will terminate on April 20, 2010. We entered into an amendment to our Deposit Agreement on January 20, 2010, to decrease from one year to thirty
(30) days the amount of time that must pass after termination of the Deposit Agreement before The Bank of New York Mellon may sell any ADRs that have not been surrendered. The Bank of New York Mellon notified our ADR holders, by letter dated January 20, 2010, of their right to surrender their ADRs for our Ordinary Shares on or before May 20, 2010. If any of the ADR holders do not surrender their ADRs for our Ordinary Shares by May 20, 2010, The Bank of New York Mellon will use reasonable efforts to sell such ADRs and such ADR holders will receive the net proceeds of sale upon any subsequent surrender of such ADRs.

       Pursuant to the regulations of the U.S. Securities and Exchange Commission ("SEC"), the Company is considered a U.S. domestic registrant and must file financial statements prepared under U.S. GAAP. As the Company is a "Smaller Reporting Company" as defined by SEC rules that became effective on February 4, 2008, only two years of financial statements are included herein.

Reclassifications

       Certain prior year information has been reclassified to conform to current year presentation. The reclassifications had no effect on net loss or loss per share.

Cash and Cash Equivalents

       The Group considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Investments

       As discussed above, from January 1, 2008, the Group's primary business for financial reporting purposes is now considered to be consulting in venture capital rather than life insurance and annuities. As such, the Group's private equity investments are now carried at cost less any other-than-temporary impairment, if any. Previously, the Group carried its private equity investments at fair value in accordance with the accounting guidance relating to insurance companies. With respect to the Group's private equity investments held at December 31, 2007, the Group's best estimate of their fair value was their cost basis. Therefore, the change from an insurance company for financial reporting purposes to a consulting company as of January 1, 2008 did not have an impact on the carrying values of the Group's private equity investments. Marketable debt and equity securities will be carried at fair value should the Group make such investments in the future.

       As of December 31, 2009 and 2008, the Group's only investments were private equity securities.

       As all of the Group's private equity investments for 2009 and 2008 are less than 20% in the investee companies, and the Group does not have any significant influence on the investee companies, all such investments are accounted for in accordance with the cost method. The Group's management evaluates the Group's investments for any events or changes in circumstances ("impairment indicators") that may have significant adverse effects on the Group's investments. If impairment indicators exist, then the carrying amount of the investment is compared to its estimated fair value. If any impairment is determined to be other-than-temporary, then a realized investment loss would be recognized during the period in which such determination is made by the Group's management.

       The accounting guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). That accounting guidance has also established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. See Note 9 "Fair Value
Measurements and Disclosures" below for the three levels of the fair value hierarchy. Level 3 inputs apply to the determination of fair value for the Group's private equity investments. These are unobservable inputs where the determination of fair values of investments requires the application of significant judgment. From January 1, 2008, only other-than-temporary impairments will be recognized and the carrying value of a private equity investment cannot be increased above its cost unless the investee company completes an initial public offering or is acquired. During 2009, the Group determined that impairment indicators existed for one of its private equity investments, and then determined that the impairment was other-than-temporary. The Group recognized a realized investment loss in its consolidated statement of operations totaling $200,000 on this investment during the first quarter of 2009. It is possible that the factors evaluated by management and fair values will change in subsequent periods, resulting in material impairment charges in future periods.

         When a quoted market price is available for a security, the Group uses this price to determine fair value. If a quoted market price is not available for a security, management estimates the security's fair value based on appropriate valuation methodologies. Management's valuation methodologies include fundamental analysis that evaluates the investee company's progress in developing products, building intellectual property portfolios and securing customer relationships, as well as overall industry conditions, conditions in and prospects for the investee's geographic region, overall equity market conditions, and the level of financing already secured and available. This is combined with analysis of comparable acquisition transactions and values to determine if the security's liquidation preferences will ensure full recovery of the Group's investment in a likely acquisition outcome. In its valuation analysis, management also considers the most recent transaction in a company's shares.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       Realized gains and losses on securities are included in net income using the specific identification method. Any other-than-temporary declines in the fair value of the Group's investments, below the cost or amortized cost basis, are recognized as realized investment losses in the consolidated statements of operations. The cost basis of such securities is adjusted to reflect the write-down recorded.

Property, Equipment and Leasehold Improvements

       Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis at rates sufficient to write-off such assets over their estimated useful lives on the following basis:

       Furniture and equipment                          -  five years
       Computer equipment, including software           -  three to five years
       Leasehold improvements                           -  life of lease

       Assets held under capital leases are included in property, equipment and leasehold improvements and are depreciated over their estimated useful lives. The future obligations under these leases are included in accounts payable and accruals. Interest paid on capital leases is charged to the statement of operations over the periods of the leases.

Life Insurance Policy Liabilities, Revenues and Expenses

       Life insurance policy liabilities, premium revenues and related expenses were accounted for in accordance with accounting guidance for insurance enterprises as follows:

       i) Life insurance policy liabilities for deferred annuities were accounted for as investment-type insurance products and were recorded at accumulated value (premiums received, plus accrued interest to the balance sheet date, less withdrawals and assessed fees);

       ii) Revenues for investment-type insurance products consisted of charges assessed against policy account values for surrenders; and

       iii) Benefits for investment-type insurance products were charged to expense when incurred and reflect the claim amounts in excess of the policy account balance. Expenses for investment-type products included the interest credited to the policy account balance.

Revenue Recognition

       Consulting fees are recognized in income on an accrual basis, based upon when services are performed and in accordance with accounting revenue guidance. Under the guidance, revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed and determinable and collectibility is reasonably assured. Performance based revenues under a consulting arrangement are not recorded until the payments are earned, the client has acknowledged the liability in writing and collectibility is reasonably assured.

       Investment income comprises interest on fixed maturity securities and cash balances and is accounted for on an accrual basis. Dividends are accounted for when declared.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Share Based Compensation

Equity compensation plan

       The London Pacific Group 1990 Employee Share Option Trust ("ESOT"), which was approved by shareholders in 1990, provides for the granting of share options to employees and directors. Such grants to employees and directors are generally exercisable in four equal annual installments beginning one year from the date of grant, subject to employment continuation, and expire seven to ten years from the date of grant. Until August 2008, options were generally granted with an exercise price equal to the fair market value of the underlying shares at the date of grant. On August 19, 2008, the exercise price of 4,450,000 options granted on March 27, 2007 to employees and directors was modified from $0.10 to $0.31, the net book value of the shares as of December 31, 2006. Until further notice, new option grants will have an exercise price equal to the net book value of the shares as of the end of the previous quarter.

Share based compensation expense

       The accounting guidance for share based payments establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share based payment transactions. A public entity is required to measure the cost of employee services received in exchange for an award of equity instruments, including share options, based on the fair value of the award on the grant date, and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. Companies are required to estimate the fair value of share based payment awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's consolidated statement of operations.

       Share based compensation expense recognized in the Company's consolidated statement of operations for the year ended December 31, 2009 and 2008 includes compensation expense for share options granted prior to, but not yet vested as of December 31, 2005, as well as compensation expense for 4,500,000 share options granted to employees and directors on March 27, 2007, and 3,450,000 share options granted to employees and directors on August 20, 2008. No share options were granted during 2006 or 2009. The accounting guidance for share based payment requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Share based compensation expense calculated is to be based on awards ultimately expected to vest, and therefore the expense should be reduced for estimated forfeitures. The Company's estimated forfeiture rate of zero percent for the first six months of 2008 and for the full year 2009 was based upon the fact that all unvested options related to longstanding employees and directors. However, in September 2008, an employee gave notice of his resignation effective at the end of October 2008. As such, 2,900,000 unvested options were forfeited on October 31, 2008. As these forfeitures were expected as of September 30, 2008, share based compensation expense was reduced in the third quarter of 2008 by $18,000. This represents the reversal of share based compensation expense amortization through the third quarter of 2008 related to the 2,900,000 unvested and forfeited options. In August 2008, the Company gave notice to its then Chief Financial Officer that his current employment agreement would end on June 30, 2009. As a result, this employee forfeited 500,000 options that were unvested as of June 30, 2009. The Company's net share based compensation expense for 2009 reflects the forfeiture of the 500,000 options. A further 2,700,000 vested options were forfeited by the ex-Chief Financial Officer on July 31, 2009 as they expired, unexercised. Despite the departure of these two employees, the Group's management continues to believe that a zero percent forfeiture rate for future periods is appropriate.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       The accounting guidance for share based payment requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. As there were no share option exercises during 2009 or 2008, the Company had no related tax benefits during those years.

       The fair value of share option grants to employees and directors is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company's share options. The Black-Scholes model also requires subjective assumptions, including future share price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of the Company's share price. These factors could change in the future, which would affect the share based compensation expense in future periods, if the Company, through the ESOT, should grant additional share options.

Income Taxes

       The Group accounts for income taxes under the asset and liability method. Under this method the Group recognizes taxes payable or refundable for the current year, and deferred tax assets and liabilities due to temporary differences in the basis of assets and liabilities between amounts recorded for financial statement and tax purposes.

       The Group provides a valuation allowance for deferred income tax assets if it is more likely than not that some portion of the deferred income tax asset will not be realized. The Group includes in income any increase or decrease in a valuation allowance that results from a change in circumstances that causes a change in judgment about the realization of the related deferred income tax asset.

       The Group includes in additional paid-in capital the tax benefit on share options exercised during the period to the extent that such exercises result in a permanent difference between financial statement and tax basis compensation expense.

Earnings Per Share and ADS

       Basic earnings per share is calculated by dividing net income or loss by the weighted-average number of Ordinary Shares outstanding during the applicable period, excluding shares held by the ESOT and the ALOT which are regarded as treasury stock for the purposes of this calculation. The Company has issued employee share options, which are considered potential common stock. The Company has also issued Ordinary Share warrants to the Bank of Scotland in connection with the Company's bank facility (now terminated), which were also considered potential common stock. However, these warrants expired, unexercised, subsequent to year-end 2009 on February 14, 2010. Diluted earnings per share is calculated by dividing net income by the weighted-average number of Ordinary Shares outstanding during the applicable period as adjusted for these potentially dilutive options and warrants which are determined based on the "Treasury Stock Method."

       Loss per ADS is equivalent to ten times loss per Ordinary Share.

Comprehensive Income

       The Company had no other  comprehensive  income or loss for 2009 or 2008.
Therefore,   the  Company's  comprehensive  loss  was  equal  to  the  Company's consolidated net loss for these periods.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Recently Issued Accounting Pronouncements

       In December 2007, the Financial Account Standards Board ("FASB") issued new accounting guidance relating to non-controlling interests in consolidated financial statements. This guidance establishes accounting and reporting standards to improve the relevance, comparability and transparency of financial information that a reporting entity provides in its financial statements. This guidance became effective for fiscal years beginning on or after December 15, 2008. The adoption of this guidance did not have an impact on the Company's consolidated financial statements.

       In February 2008, the FASB issued new accounting guidance which delayed the effective date to fiscal years ending after November 15, 2008 for fair value accounting for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of this guidance as of January 1, 2009 did not have an impact on the Company's consolidated financial statements.

       In April 2009, the FASB issued additional guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and is effective for interim and annual reporting periods ended after June 15, 2009. The Company's adoption of this standard did not have an impact on the Company's consolidated financial statements.

       In May 2009, the FASB issued new accounting guidance related to the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. The guidance sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This statement is effective for interim or annual periods ending after June 15, 2009. The Company adopted this guidance in the second quarter of 2009. The adoption of this guidance did not have an impact on the Company's consolidated financial statements.

       In June 2009, the FASB issued the FASB Accounting Standards Codification ("ASC"). The ASC has become the authoritative source of generally accepted accounting principles in the United States. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC became effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption did not have an impact on the financial results of the Company.

       In January 2010, the FASB issued new guidance related to fair value disclosures. This amended guidance requiring disclosures about inputs and valuation techniques is used to measure fair value as well as disclosure about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), beginning in the first quarter of 2011. We do not expect the adoption of this guidance to have a material impact on the Company's consolidated financial statements.

Use of Estimates

       The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of these consolidated financial statements as well as the reported amount of revenues and expenses during this reporting period. The Group's management's estimates are based on historical experience, input from sources outside of the Company, and other relevant facts and circumstances.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Actual results could differ materially from those estimates. Accounting policies that include particularly significant estimates include the assessment of recoverability and measuring impairment of private equity investments, investment and impairment valuations, measurement of deferred tax assets and the corresponding valuation allowances, fair value estimates for the expense of employee share options, valuation of accounts receivable, and estimates related to commitments and contingencies.

Note 2.    Investments

       See Note 1 "Summary of Significant Accounting Policies" above for a discussion of the Group's accounting policies with respect to its investments. As of December 31, 2009 and 2008, the Group's only investments were private equity securities. As of December 31, 2008, the carrying value of these investments totaled $1,484,000, which represented their estimated fair value and which was also their cost basis. Early in 2009, the Group recognized an other-than-temporary impairment loss totaling $200,000 on one of its private equity investments. Later in 2009, the Group participated at its pro-rata share, $57,000, in an $11.1 million bridge financing in order to protect its existing investment in this company by offsetting a receivable for $57,000, which was later converted into preferred stock and warrants for preferred stock. Near the end of 2009, after the company reported a tripling of sales and a profit for the quarter ending June 30, 2009, the Group purchased $128,000 ($117,000 in cash and conversion of the remaining $11,000 receivable) of preferred stock as part of a $12.5 million new financing in this company at a substantially lower valuation. Despite these improvements, having reported in the first quarter 2009 an other-than-temporary impairment loss, accounting rules do not permit us to recognize any gain until an event of liquidity. Aggregate carrying value of all the Group's investments was $1,469,000 as of December 31, 2009.

Investment Concentration and Risk

       As of December 31, 2009, the Group's investments consisted of three private equity securities with individual carrying values of less then 10% of the Group's shareholders' equity. One of these investments, with a carrying value of $485,000, is in preferred stock and warrants of a technology company (the company referenced above) that was a consulting client of BICC. Another investment, with a carrying value of $140,000, is in preferred stock of another technology company that was a consulting client of BICC in prior years. The third investment has a carrying value of $844,000 and is in preferred stock of a technology company.

         The Group held no fixed maturity securities as of December 31, 2009 and 2008.

Distributions from Securities Litigation Settlements

       In February 2008, the Group received a $270,000 payment representing the final distribution from the WorldCom, Inc. securities litigation. LPAL held certain WorldCom, Inc. publicly traded bonds which it sold at a loss in 2002. This payment recovers part of LPAL's realized loss on the WorldCom bonds recognized in 2002.

       In December 2008, the Group received a $1.37 million partial distribution from the Enron Corporation securities litigation. LPAL held certain Enron Corporation publicly traded bonds which it sold at a loss in 2002. In December 2009, the Group received an additional $264,000 payment from the Enron Corporation securities litigation. These two payments totaling almost $1.64 million recover part of LPAL's realized loss on the Enron Corporation bonds recognized in 2002. The timing and amount of future Enron distributions is currently uncertain.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Note 3.    Property and Equipment

       Property and equipment are carried at cost and consisted of the following:

                                                                                              December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                              (In thousands)
Property, equipment and leasehold improvements....................................   $        187      $        186
Accumulated depreciation..........................................................           (181)             (177)
                                                                                     ------------      ------------
Property and equipment, net.......................................................   $          6      $          9
                                                                                     ------------      ------------
                                                                                     ------------      ------------

 Note 4.    Life Insurance Policy Liabilities

       An analysis of life insurance policy liabilities is as follows:

                                                                                              December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                             (In thousands)
Deferred annuities - policyholder contract deposits...............................   $          -      $         72
Other policy claims and benefits..................................................              -                34
                                                                                     ------------      ------------
                                                                                     $          -      $        106
                                                                                     ------------      ------------
                                                                                     ------------      ------------

Note 5.   Statutory Financial Information and Restrictions

       LPAL was previously regulated by the JFSC and under Article 6 of the Insurance Business (Jersey) Law 1996 was permitted to conduct long-term insurance business. The JFSC required LPAL to submit annual audited financial statements (prepared under U.S. GAAP which is permitted), and an audited annual filing in the format consistent with that required by the Financial Services Authority in the United Kingdom. The annual filing submitted by LPAL to the JFSC was accompanied, as required, by a Certificate from the Appointed Actuary which stated that, based on sufficiently prudent assumptions, assets were sufficient to cover all liabilities. The annual filing contained a report from the Appointed Actuary on the matching of investments to liabilities.

       The JFSC set out the conditions with which LPAL complied and determined the reporting requirements and the frequency of reporting. These conditions required that: (i) LPAL hold, at all times, approved assets at least equal to the long-term insurance fund plus the required minimum solvency margin, (ii) the margin of solvency must be the greater of (pound)50,000 or 2.5% of the value of the long-term business fund, and (iii) assets equal to not less than 90% of liabilities must be placed with approved independent custodians. As of December 31, 2009, LPAL met all of these conditions.

       LPAL was also required under the insurance laws to appoint an actuary. The actuary needed to be qualified as defined under Jersey law and was required to supervise the long-term insurance fund. No transfers, except in satisfaction of long-term insurance business liabilities, were permitted from LPAL's long-term insurance fund without the consent of LPAL's directors and actuary. Dividends required the approval of the JFSC. In April 2008, the Company obtained approval from the JFSC for LPAL to make dividend payments up to a total of $5.0 million to the Company in the future. As a condition of the JFSC's approval, the Company agreed to provide financial support to LPAL in the unlikely event LPAL's funds were insufficient to pay off its policy liabilities totaling $106,000 as of December 31, 2008, as well as the operational costs of LPAL. LPAL ceased business on September 30, 2009, and on January 14, 2010, the JFSC approved LPAL's Cessation Of

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Business Plan ("COBP") and cancelled its insurance permit. As of December 31, 2009, the JFSC had not yet approved LPAL's COBP, and accordingly, as of December 31, 2009, the cash balances of $2.8 million and private equity investments of $844,000 held by LPAL were restricted as disclosed in the footnote to the balance sheet.

Note 6.    Income Taxes

       The Company has adopted the FASB guidance on accounting for uncertainty in income taxes. The Company's management believes that its income tax positions would be sustained upon examination by appropriate taxing authorities based on the technical merits of such positions, and therefore the Company has not provided for any unrecognized tax benefits at the adoption date, and there has been no change to the $0 of unrecognized tax benefits in 2008 and 2009. The Company's tax returns remain subject to examination by taxing authorities for the tax years 2005 through 2008 and for 2009 once the returns are filed in 2010.

       The Group is subject to taxation on its income in all countries in which it operates based upon the taxable income arising in each country. However, realized gains on certain investments are exempt from Jersey and Guernsey taxation. This tax benefit which may not recur has reduced the tax charge in 2009 and 2008.

       The Group is subject to income tax in Jersey at a rate of 20% through 2008 and 0% for 2009. In the United States, the Group is subject to both federal and California taxes at rates up to 34% and 8.84%, respectively.

       A breakdown of the Group's book income (loss) before income taxes by tax jurisdiction follows:

                                                                                         Year Ended December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                             (In thousands)
Income (loss) before income taxes:
Jersey, Guernsey and United Kingdom...............................................   $     (1,433)             (476)
United States.....................................................................           (865)           (1,091)
                                                                                     ------------      ------------
Total income (loss) before income taxes...........................................   $     (2,298)     $     (1,567)
                                                                                     ------------      ------------
                                                                                     ------------      ------------

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       The provision for income taxes differs from the amount computed by applying the Jersey, Channel Islands statutory income tax rate of 0% for 2009 and 20% for 2008 to the losses before income taxes. The sources and tax effects of the difference are as follows:

                                                                                         Year Ended December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                            (In thousands)
Income tax expense (benefit) computed at Jersey statutory income tax
   rate of 0% for 2009 and 20% for 2008...........................................   $          -      $       (313)
Realized and unrealized investment gains not subject to taxation
   in Jersey......................................................................              -              (229)
Other losses not deductible in Jersey.............................................              -               289
Income not taxable in Guernsey....................................................              -                 -
Tax expense (benefit) on losses at higher than 0% and 20% statutory Jersey rate:
   Losses in the U.S..............................................................           (370)             (249)

Increase (decrease) in valuation allowance........................................            369              (359)
Utilization of net operating loss carryforwards by a federal consolidated
   tax group affiliate (1)........................................................          1,830                 -
Decrease in valuation allowance related to utilization of net operating loss
   carryforwards by a federal consolidated tax group affiliate (1)................         (1,830)                -
Expiration of net operating loss carryforwards of U.S. entities...................            173                 -
Decrease in valuation allowance related to expiration of net operating loss
   carryforwards..................................................................           (173)                -
 Other............................................................................            (10)              147

                                                                                     ------------      ------------
Actual tax expense (benefit) .....................................................   $        (11)     $          4
                                                                                     ------------      ------------
                                                                                     ------------      ------------

(1) See discussion below regarding the inclusion of non-consolidated federal tax group affiliate.

       The components of the actual tax expense (benefit) were as follows:

                                                                                          Year Ended December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                               (In thousands)
Jersey, Guernsey and United Kingdom:
   Current tax expense............................................................   $          -      $          -
   Deferred tax expense...........................................................              -                 -

United States:
   Current tax expense (benefit) .................................................            (11)                4
   Deferred tax expense...........................................................              -                 -

                                                                                     ------------      ------------
Total actual tax expense .........................................................   $        (11)     $          4
                                                                                     ------------      ------------
                                                                                     ------------      ------------

       The Group recognizes assets and liabilities for the deferred tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of assets and liabilities are recovered or settled. The deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary. Deferred income tax assets and liabilities

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES are disclosed net in the consolidated financial statements when they arise within the same tax jurisdiction and tax return.

       The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below. As of December 31, 2009 and December 31, 2008, full valuation allowances were provided on the net deferred tax assets of the U.S. tax group due to the uncertainty of generating future taxable income or capital gains to benefit from the deferred tax assets.


                                                                                              December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                             (In thousands)
U.S. subsidiaries:
Deferred income tax assets:
Net operating loss carryforwards..................................................   $      4,231      $      5,868
Deferred compensation.............................................................              3                 3
Other assets......................................................................              5                 2
Valuation allowance...............................................................         (4,239)           (5,873)
                                                                                     ------------      ------------
Net deferred income tax assets - U.S. subsidiaries................................   $          -      $          -
                                                                                     ------------      ------------
                                                                                     ------------      ------------


       As of December 31, 2009, the Group's U.S. subsidiaries have pre-tax federal net operating loss carryforwards of approximately $9.1 million expiring as follows: approximately $0.8 million in 2011, and approximately $8.3 million from 2020 to 2029. These subsidiaries have California net operating loss carryforwards of approximately $12.8 million expiring from 2014 to 2029. The Group has recorded a full valuation allowance for the deferred tax assets arising from these carryforward amounts as of December 31, 2009 due to the uncertainty of generating future taxable income to benefit from the deferred tax assets.

       The Company's Jersey, Channel Islands subsidiaries have net operating loss carryforwards of approximately $19.5 million as of December 31, 2009; however, no deferred tax assets, and no corresponding valuation reserves, have been recorded for these net operating loss carryforwards due to the introduction of a new tax system in Jersey in 2009 when the tax rate for certain Jersey corporations became zero. The Company's tax rate for its Jersey entities is zero.

       During the third quarter of 2008, the Internal Revenue Service issued a private letter ruling that the Group's U.S. holding company, Berkeley (USA) Holdings Limited ("BUSA"), should include London Pacific Life & Annuity Company in Liquidation ("LCL") in its federal consolidated tax returns for tax years commencing with 2005. LCL is not considered a variable interest entity within the scope of FASB guidance for the consolidation of variable interest entities. BUSA holds the common stock of LCL but BUSA does not have any voting or management control over LCL. The financial statements of LCL have not been included in the Company's consolidated financial statements and they will not be included in the future.

       BUSA and LCL have signed a tax allocation and sharing agreement dated March 18, 2009. Under this agreement, any benefit to BUSA of utilizing the tax losses of LCL to offset BUSA's separate taxable income in BUSA's federal consolidated tax returns should BUSA not have any of its own carryforward losses will be paid by BUSA to LCL, and any benefit to LCL of utilizing the tax losses of BUSA to offset LCL's separate taxable income in BUSA's federal consolidated tax returns should LCL not have any of its own carryforward losses will be paid by LCL to BUSA. Any tax liabilities, including alternative minimum taxes, created by the inclusion of LCL in the federal consolidated tax returns of BUSA will be paid by LCL either directly to the IRS or reimbursed to BUSA by LCL if payment is made to the IRS by BUSA. For purposes of computing allocable federal income tax liability, BUSA will allocate taxable income brackets and exemptions on a pro-rated basis among members of the affiliated tax group.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       In September 2009, the Group filed amended federal consolidated tax returns for 2005 through 2007, and the inclusion of LCL in the federal consolidated tax returns of BUSA for 2005 through 2008 did not result in any tax liabilities for the Group, except for a $1,585 payment due to the IRS related to alternative minimum taxes for 2007. As of the end of 2009, LCL has approximately $42.7 million of net operating loss carryforwards (unaudited) and approximately $59.6 million capital loss carryforwards (unaudited). The Group's management believes that these loss carryforwards should be sufficient to offset any taxable income of LCL in the foreseeable future. However, LCL could have liabilities for alternative minimum taxes ("AMT") in future periods due to the utilization of net operating losses to offset current taxable income. Any AMT liability attributable to LCL computed on a stand alone basis would be the responsibility of LCL, not the Group, and accordingly, any such liability has not been included in the consolidated financial statements of the Company.

Note 7.    Shareholders' Equity

       The Company has authorized 86,400,000 Ordinary Shares with a par value of $0.05 per share. As of December 31, 2009 and 2008, there were 64,439,073 Ordinary Shares issued and outstanding.

       No dividends were declared or paid in 2009 or 2008.

       As of December 31, 2009, the Company had a liability on its consolidated balance sheet of $124,000, representing the amount of dividend checks issued by the Company's share registrar to shareholders that have not been cashed. As the Company had previously remitted the full amount of the dividends to its registrar, after a period of time, the registrar would return the funds to the Company in the amount of the uncashed dividend checks. Pursuant to the Company's Memorandum and Articles, any unclaimed dividend after twelve or more years after the date of its declaration shall be forfeited and shall revert back to the Company.

       Accumulated other comprehensive loss consists of one component, foreign currency translation adjustments. Accumulated foreign currency translation adjustments were $(399,000) as of both December 31, 2009 and 2008. For further information, see the discussion under "Foreign Currencies" in Note 1 "Summary of Significant Accounting Policies" above.

       The Group has two share incentive plans as described in Note 10 "Share Incentive Plans" below. Under the terms of these plans, shares of the Company may be purchased in the open market and held in trust. These shares are owned by the employee benefit trusts, which are subsidiaries of the Company for financial reporting purposes.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       Changes in the number of shares held by The London Pacific Group 1990 Employee Share Option Trust ("ESOT") and the Agent Loyalty Opportunity Trust ("ALOT") were as follows:

                                                                              Year Ended December 31,
                                                                 --------------------------------------------------
                                                                           2009                      2008
                                                                 --------------------------------------------------
                                                                    ESOT         ALOT         ESOT         ALOT
                                                                 ----------   ----------   ----------   -----------
                                                                                  (In thousands)
Shares held as of January 1....................................      13,084          438       13,084           438
Purchased......................................................           -            -            -             -
Exercised......................................................           -            -            -             -
                                                                 ----------   ----------   ----------   -----------
Shares held as of December 31..................................      13,084(1)       438       13,084(1)        438
                                                                 ----------   ----------   ----------   -----------
                                                                 ----------   ----------   ----------   -----------

(1) 834,000 shares are held in ADR form.

Warrants

       On November 11, 2002, the Company agreed to grant 1,933,172 warrants to subscribe for the Company's Ordinary Shares to Bank of Scotland in connection with the extension of the Group's credit facility (which was fully repaid and terminated in June 2003). The warrants were granted on February 14, 2003 and had an exercise price of (pound)0.1143 (based on the average of the closing prices of the Ordinary Shares over the trading days from November 1, 2002 through November 11, 2002), which was higher than the market price of (pound)0.09 on November 11, 2002. These warrants were exercisable at any time prior to February 14, 2010 and their fair value was determined to be $251,125, based on a risk-free rate of 2.80%, volatility of 179% and a dividend yield of zero. The Company recognized $30,625 of expense relating to these warrants in 2002. The balance of $220,500 was recognized as an expense in 2003, with the corresponding entries to additional paid-in capital. These warrants expired, unexercised, on February 14, 2010.

Note 8.    Commitments and Contingencies

Lease Commitments

       The Group leases office space under operating leases. Total rents under these operating leases were $235,000 (net of sublease income of $68,000) and $223,000 (net of sublease income of $78,000), for the years ended December 31, 2009 and 2008, respectively. Our Jersey and San Francisco office space leases expire in September 2010 and October 2010, respectively. The Group had no capital leases as of December 31, 2009 or 2008.

       There are no future minimum lease payments required under non-cancelable operating leases with terms of one year or more, as of December 31, 2009.

Guarantees

         Under our Memorandum and Articles of Association, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company maintains directors and officers' liability insurance that limits the Company's exposure and enables it to recover a portion of any future amounts paid. As a result of our insurance coverage, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2009.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       The Company enters into indemnification provisions under our agreements with other companies in our ordinary course of business, typically with business partners, clients, banks and landlords. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities. These indemnification provisions sometimes include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2009.

Note 9.   Fair Value of Financial Instruments

       The Company adopted the accounting guidance for fair value measurements as of January 1, 2008. The accounting guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The accounting guidance also outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under U.S. GAAP, certain assets and liabilities must be measured at fair value, and the accounting guidance details the disclosures that are required for items measured at fair value. Financial assets and liabilities are measured using inputs from three levels of hierarchy. The three levels are as follows:

       Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that are accessible by the Company. During the twelve months ended December 31, 2009, the Company's Level 1 assets included money market mutual funds which are included in cash and cash equivalents in the consolidated balance sheets.

       Level 2 - Inputs include quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly.

       Level 3 - Unobservable inputs for the asset or liability including significant assumptions of the Company and other market participants. As of December 31, 2009 and December 31, 2008, the Group held $1,469,000 and $1,484,000, respectively, of private equity investments which are carried at cost, as adjusted for other-than-temporary impairments. In order to determine if any other-than-temporary impairments exist, the Group must first determine the fair values of its private equity investments using Level 3 unobservable inputs, including the analysis of various financial, performance and market factors. During the twelve months ended December 31, 2009, the Group recognized other-than-temporary impairment losses totaling $200,000 on one of its private equity investments early in the year. At that time, the Group's management considered the investee company's declining cash position, less favorable business environment and likely acquisition value in determining the fair value estimates of this investment. Circumstances changed with respect to that investee company later in the year, however, we are not permitted to reverse charges until an event of liquidity.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       The following table presents the Company's fair value measurements that are measured at the estimated fair value, on a recurring basis, categorized in accordance with the fair value hierarchy:

                                                               Quoted Prices
                                                                 In Active   Significant
                                                                Markets For     Other     Significant
                                                                 Identical   Observable   Unobservable
                                                                   Assets       Inputs       Inputs
                                                                 (Level 1)    (Level 2)    (Level 3)      Total
                                                                 ----------   ----------   ----------   -----------
                                                                                    (In thousands)
As of December 31, 2009:
Money market funds.............................................  $        -   $    4,008   $        -   $     4,008

As of December 31, 2008:
Money market funds.............................................  $        -   $      328   $        -   $       328



       Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustment only in certain circumstances (for example, when there is evidence of impairment). During 2009 and 2008 the Company recorded an impairment charge of $200,000 and $500,000 respectively relating to the private equity investments. See Note 2 for discussion of the investments. The Company classifies these measurements as Level 3.

                                                               Quoted Prices
                                                                 In Active   Significant
                                                                Markets For     Other     Significant
                                                                 Identical   Observable   Unobservable
                                                                   Assets       Inputs       Inputs
                                                                 (Level 1)    (Level 2)    (Level 3)      Total
                                                                 ----------   ----------   ----------   -----------
                                                                                    (In thousands)
As of December 31, 2009:
Private equity investments.....................................           -            -        1,469         1,469

As of December 31, 2008:
Private equity investments.....................................           -            -        1,484         1,484



       Cash and cash equivalents, accounts receivable, interest receivable, prepaid expenses and deposits, accounts payable and accrued expenses, and insurance policyholder liabilities are reflected in the consolidated balance sheets at carrying values which approximate fair values due to the short-term nature of these instruments.


Note 10.    Share Incentive Plans

       The Group has two share incentive plans for employees, agents and directors of Berkeley Technology Limited and its subsidiaries that provide for the issuance of share options and stock appreciation rights.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Employee Share Option Trust

       The London Pacific Group 1990 Employee Share Option Trust ("ESOT"), which was approved by shareholders in 1990, provides for the granting of share options to employees and directors. The objectives of this plan include retaining the best personnel and providing for additional performance incentives. Such grants to employees and directors are generally exercisable in four equal annual installments beginning one year from the date of grant, subject to employment continuation, and expire seven to ten years from the date of grant. Until August 2008, options were generally granted with an exercise price equal to the fair market value of the underlying shares at the date of grant. On August 19, 2008, the exercise price of 4,450,000 options granted on March 27, 2007 to employees and directors was modified from $0.10 to $0.31 cents, the net book value of the shares as of December 31, 2006. Until further notice, new option grants will have an exercise price equal to the net book value of the shares as of the end of the previous quarter.

         The ESOT may purchase shares of the Company in the open market, funded each year by a loan from the Company or its subsidiaries. While the loan is limited up to an annual maximum of 5% of the consolidated net assets of the Group, the ESOT is not limited as to the number of options that may be granted, as long as it holds the shares underlying the total outstanding options. The loan is secured by the shares held in the trust, is interest-free, and is eliminated in the consolidated financial statements. The ESOT has waived its entitlement to dividends on any shares held. See Note 7 "Shareholders' Equity" for a summary of the share activity within the ESOT.

         Share option activity for the years ended December 31, 2009 and 2008 was as follows:

                                                                           2009                      2008
                                                                 --------------------------------------------------
                                                                               Weighted-                 Weighted-
                                                                   Number       Average      Number       Average
                                                                    of         Exercise        of        Exercise
(Options in thousands)                                            Options       Price       Options        Price
                                                                 -----------------------   ------------------------
Outstanding as of January 1...................................        9,675   $     1.54        9,625   $      1.45
Granted ......................................................            -            -        3,450          0.30
Forfeited.....................................................       (3,200)        0.43       (3,400)         0.31
Exercised.....................................................            -            -            -             -
Expired.......................................................            -            -            -             -
                                                                 ----------   ----------   ----------   -----------
Outstanding as of December 31.................................        6,475   $     2.09        9,675   $      1.54
                                                                 ----------   ----------   ----------   -----------
                                                                 ----------   ----------   ----------   -----------

Options exercisable as of December 31.........................        4,213   $     3.05        5,538   $      2.47
                                                                 ----------   ----------   ----------   -----------
                                                                 ----------   ----------   ----------   -----------

See Note 1 "Summary of Significant Accounting Policies" for information regarding the Group's accounting for share based compensation.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       Summary information about the Group's share options outstanding as of December 31, 2009 is as follows:

                                      Options Outstanding (1)                             Options Exercisable (1)
                        -----------------------------------------------            --------------------------------
                                            Weighted-
                                            Average          Weighted-                                   Weighted-
   Range of                                Remaining         Average                                      Average
  Exercise                  Number        Contractual        Exercise                  Number            Exercise
   Prices                 Outstanding         Life             Price                 Exercisable          Price
------------          ---------------     -----------      ------------            ---------------     ------------
                        (In thousands)        (Years)                               (In thousands)
 $0.11 - $0.50                  4,365            7.00        $     0.29                      2,103       $     0.27
  0.51 -  5.00                     20            0.71              2.50                         20             2.50
  5.01 - 10.00                  2,030            1.37              5.41                      2,030             5.41
 10.01 - 21.00                     60            0.67             21.00                         60            21.00
--------------          -------------     -----------      ------------            ---------------     ------------
$0.11 - $21.00                  6,475            5.16        $     2.09                      4,213       $     3.05
--------------          -------------     -----------      ------------            ---------------     ------------
--------------          -------------     -----------      ------------            ---------------     ------------

(1) The intrinsic value of all options outstanding as of December 31, 2009 was zero, as the market value of the underlying shares was $0.07 as of that date.

Option valuation and expense information

       The estimated fair value of share option compensation awards to employees and directors, as calculated using the Black-Scholes option pricing model as of the date of grant, is amortized using the straight-line method over the vesting period of the options. For each of the years ended December 31, 2009 and 2008, compensation expense related to employee share options totaled $55,000 and $71,000, respectively, and is included in operating expenses in the accompanying statements of operations.

       On March 27 2007, 4,500,000 options were granted to employees and directors at an exercise price equal to the fair market value of the underlying shares on the grant date which was $0.10. These options were valued using the Black-Scholes option pricing model using the following assumptions: expected share price volatility of 66%, risk-free interest rate of 4.52%, weighted average expected life of 6.25 years and expected dividend yield of zero percent. The fair value of the 4,500,000 options was $292,000. During 2007, 50,000 of these options were forfeited. As discussed above, on August 19, 2008, the exercise price of the remaining 4,450,000 options was modified from $0.10 to $0.31, the net book value per share as of December 31, 2006. The fair value of the modified options was determined to be $160,000, calculated using the Black-Scholes option pricing model using the following assumptions: expected share price volatility of 99%, risk-free interest rate of 3.04%, weighted average expected life of 4.85 years and expected dividend yield of zero percent. Using these same assumptions, the fair value of the original 4.45 million options immediately prior to the exercise price modification was calculated to be $216,000. As the fair value of the modified options is less than the fair value of the original options immediately before the exercise price modification, there is no incremental cost resulting from the modification and therefore the original grant date fair value will continue to be amortized over the remaining vesting schedule to March 27, 2011, less the value of any actual or expected forfeitures of unvested options.

       On August 20, 2008, 3,450,000 options were granted to employees and directors with an exercise price of $0.30, the net book value of the shares as of June 30, 2008. These options were valued using the Black-Scholes option pricing model using the following assumptions: expected share price volatility of 99%, risk-free interest rate of 3.27%, weighted average expected life of 6.25 years and expected dividend yield of zero percent. The fair value of the 3,450,000 options was $151,000.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

       During 2009, 875,000 options became vested, no options were granted, 3,200,000 were forfeited and no options were exercised. At December 31, 2009, there were 6,475,000 options outstanding with a weighted average exercise price of $2.09. There were no in-the-money options outstanding at that date. Of the outstanding options, 4,212,500 were exercisable at December 31, 2009, and these have a weighted average exercise price of $3.05. The remaining 2,262,500 options were unvested at December 31, 2009. These unvested options have a weighted average exercise price of $0.30. As of December 31, 2009, total unrecognized compensation expense related to unvested share options was $143,000, which is expected to be recognized as follows: $46,000 in 2010, $28,000 in 2011 and $14,000 in 2012.

Agent Loyalty Opportunity Trust

       The Agent Loyalty Opportunity Trust ("ALOT") was established in 1997 (without shareholders' approval) to provide for the granting of stock appreciation rights ("SARs") on the Company's Ordinary Shares to agents of the Company's former U.S. life insurance subsidiary. Each award unit entitled the holder to cash compensation equal to the difference between the Company's prevailing share price and the exercise price. The award units were exercisable in four equal annual installments commencing on the first anniversary of the date of grant and were forfeited upon termination of the agency contract. Vesting of the award in any given year was also contingent on the holder of the award surpassing a predetermined benchmark tied to sales and persistency. The SARs expired seven years from the date of grant. No awards have been outstanding under this plan since 2006.

       The ALOT may purchase Ordinary Shares in the open market, funded by a loan from a Group subsidiary. The loan is secured by the shares held in the trust and bears interest based upon the trust's net income before interest for each financial period. The trust receives dividends on all Ordinary Shares held. The loan, interest income and dividend income are eliminated in the consolidated financial statements. See Note 7 "Shareholders' Equity" for a summary of the share activity within the ALOT.

Note 11.     Pension Plan

       The Group provided a defined contribution plan for its former U.K. employees. There are currently no participants in the plan. The Group has no ongoing liabilities associated with the plan. Contributions of $186,000 and $303,000 were made by the Group to the plan in 2009 and 2008, respectively. Of the 2009 and 2008 contributions, $159,000 and $245,000, respectively, were offset by a salary waiver.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Note 12.    Loss Per Share and ADS

       Loss per ADS is equivalent to ten times loss per Ordinary Share.

       A reconciliation of the numerators and denominators for the basic and diluted loss per share calculations is as follows:

                                                                                        Year Ended December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                       (In thousands, except per
                                                                                         share and ADS amounts)
Net loss..........................................................................   $     (2,287)     $     (1,571)
                                                                                     ------------      ------------
                                                                                     ------------      ------------

Basic loss per share and ADS:
Weighted-average number of Ordinary Shares outstanding,
   excluding shares held by the employee benefit trusts...........................         50,917            50,917
                                                                                     ------------      ------------
                                                                                     ------------      ------------


Basic loss per share..............................................................   $      (0.04)     $      (0.03)
                                                                                     ------------      ------------
                                                                                     ------------      ------------


Basic loss per ADS................................................................   $      (0.45)     $      (0.31)
                                                                                     ------------      ------------
                                                                                     ------------      ------------


Diluted loss per share and ADS:
Weighted-average number of Ordinary Shares outstanding,
   excluding shares held by the employee benefit trusts...........................         50,917            50,917
Effect of dilutive securities (warrants and employee share options) ..............              -                 -
                                                                                     ------------      ------------
Weighted-average number of Ordinary Shares used in diluted
   loss per share calculations....................................................         50,917            50,917
                                                                                     ------------      ------------
                                                                                     ------------      ------------

Diluted loss per share............................................................   $      (0.04)     $      (0.03)
                                                                                     ------------      ------------
                                                                                     ------------      ------------


Diluted loss per ADS..............................................................   $      (0.45)     $      (0.31)
                                                                                     ------------      ------------
                                                                                     ------------      ------------


       For the year ended December 31, 2009, there were no "in-the-money" options or warrants, and therefore no potentially dilutive securities. As a result, if the Company had reported net income for the year ended December 31, 2009, diluted earnings per share would be the same as basic earnings per share.

Note 13.    Transactions with Related Parties

       The Group paid legal fees of approximately $45,000 during 2008 to a law firm of which one of its directors, Victor A. Hebert, was a member until October 2008.

                  BERKELEY TECHNOLOGY LIMITED AND SUBSIDIARIES

Note 14.    Business Segment and Geographical Information

       Prior to the third quarter of 2009, the Company's reportable operating segments were classified according to its businesses of consulting in venture capital, and life insurance and annuities.

       As the Company ceased its insurance business during the third quarter of 2009, only one operating business remains: consulting in venture capital. Beginning with the third quarter of 2009, the Company changed its reporting of results to a consulting company format with only one operating business segment (consulting in venture capital). Certain reclassifications were made to prior period amounts to conform to the current period's presentation. These reclassifications had no effect on the net income or shareholders' equity for the prior periods.

       Summary revenue, interest income and net investment gain and loss information by geographic segment, based on the domicile of the Group company generating those revenues, is as follows:

                                                                                         Year Ended December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                             (In thousands)

Jersey............................................................................   $         75      $      1,409
Guernsey..........................................................................              -                 -
United States.....................................................................            577               612
                                                                                     ------------      ------------
Consolidated revenues and net investment gains and losses.........................   $        652      $      2,021
                                                                                     ------------      ------------
                                                                                     ------------      ------------

       Total assets by geographic segment were as follows:

                                                                                              December 31,
                                                                                     ------------------------------
                                                                                         2009              2008
                                                                                     ------------      ------------
                                                                                             (In thousands)

Jersey............................................................................   $      4,952      $     13,643
Guernsey..........................................................................              1                 1
United States.....................................................................          8,211             1,900
                                                                                     ------------      ------------
Consolidated total assets ........................................................   $     13,164      $     15,544
                                                                                     ------------      ------------
                                                                                     ------------      ------------

Note 15.    Client Concentration

       The Group's consulting revenues are from a few major clients. During 2009, the Group's two largest consulting clients accounted for 63% and 34% of its consulting revenues while, in 2008 the Group's two largest consulting clients accounted for 71% and 21% of its consulting revenues. No other consulting client accounted for more than 10% of consulting revenues in 2009 and 2008.

Note 16.    Subsequent Events

       The offering of ADRs was terminated on January 20, 2010. The Company's Deposit Agreement with The Bank of New York Mellon will terminate on April 20, 2010. The Company entered into an amendment to the Deposit Agreement on January 20, 2010, to decrease from one year to thirty (30) days the amount of time that must pass after termination of the Deposit Agreement before The Bank of New York Mellon may sell any ADRs that have not been surrendered. The Bank of New York
Mellon notified the ADR holders, by letter dated January 20, 2010, of their right to surrender their ADRs for our Ordinary Shares on or before May 20, 2010. If any of the ADR holders do not surrender their ADRs for our Ordinary Shares by May 20, 2010, The Bank of

New York Mellon will use reasonable efforts to sell such ADRs and such ADR holders will receive the net proceeds of sale upon any subsequent surrender of such ADRs.


MANAGEMENT REPORT

       This Management Report should be read in conjunction with the audited consolidated financial statements, and the notes thereto, presented in this Annual Report. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. This section should also be read in conjunction with the Cautionary Statement included in this Annual Report.


Results of Operations by Business Segment

       Prior to the third quarter of 2009, the Company's reportable operating segments were classified according to its businesses of consulting in venture capital, and life insurance and annuities. As the Company ceased its insurance business during the third quarter of 2009, only one operating business remains: consulting in venture capital. Beginning with the third quarter of 2009, the Company changed its reporting of results to a consulting company format with only one operating business segment (consulting in venture capital). Certain reclassifications were made to prior period amounts to conform with the current period's presentation. These reclassifications had no effect on the net income or shareholders' equity for the prior periods.

2009 compared to 2008

       Consulting fee revenues remained relatively consistent even though there were changes in our client base. A contract was entered into with a client in early 2008 that generated $0.4 million in consulting fees during 2008; however, that contract ran only through the end of 2008. Contracts were entered into with a new client during 2009 that generated $0.3 million in consulting fees in 2009. The latest contract for this client expires at the end of March 2010 however, a new arrangement has been agreed in principal for slightly reduced services and fees.

       Under a consulting arrangement with a client we had in 2007, we are entitled to earn additional compensation in the future depending upon the performance of certain venture capital investments made with our assistance by that client during 2007. Any such compensation would be paid to us as a proportion of any capital gain realized by the client, after deducting certain costs, upon a defined realization of the investment by the client. To date, no such compensation has been realized, however we expect that one or more realizations is likely to occur.

       Cost of services decreased by $65,000 in 2009 compared to 2008, primarily due to reductions in staff costs.

       Selling, general and administrative expenses decreased significantly by $0.6 million to $2.1 million in 2009, compared to $2.7 million in 2008. This decrease was due to $0.5 million lower staff costs, net of contractually required employment obligations to our then U.K. based Chief Financial Officer. These costs were fully paid by June 30, 2009. Also for 2009, there were substantial additional staff cost savings related to an employee who left the company in the fourth quarter of 2008. In 2009, there was no additional expense related to the $0.1 million in web development costs paid to a third party vendor subsequent to our decision not to go forward with a web based project in 2008.

       In 2009, our operating loss was $2.4 million (which includes $0.4 million of non-recurring compensation related to Mr. Whitehead, whose employment terminated on June 30, 2009), compared to an operating loss of $3.0 million in 2008. This decrease in loss was attributable to a $0.6 million decrease in operating expenses due to cost reduction measures as discussed above.

Interest Income

2009 compared to 2008

       Interest income decreased by $273,000 to $41,000 for 2009 compared to $314,000 in 2008, due to declining cash balances, as well as to lower interest rates. As of December 31, 2009, our cash and cash equivalents amounted to $11.5 million, a decrease of $2.2 million from December 31, 2008. This decrease resulted primarily from the use of cash in operating activities. We are continuing to implement, and realize, a wide array of cost reduction measures in order to preserve cash, while seeking higher yields on cash balances.


Realized Investment Gains and Losses

2009 compared to 2008

       Net realized investment gains for 2009 were $64,000, compared to $1.1 million for 2008.

       In February 2008, the Group received a final WorldCom distribution of $0.27 million. LPAL held certain WorldCom, Inc. publicly traded bonds which it sold at a loss in 2002. This payment recovers part of the realized loss recognized by LPAL in 2002. Our total recovery from WorldCom totaled $1.5 million during 2007 and 2008.

       In December 2008, the Group received a partial distribution of $1.37 million from the Enron Corporation securities litigation. In December 2009, the Group received an additional distribution of $264,000. LPAL held certain Enron Corporation publicly traded bonds which it sold at a loss in 2002. These two payments totaling almost $1.64 million recover part of the realized loss recognized by LPAL in 2002. The timing and amount of future Enron distributions is currently uncertain.

       The WorldCom and Enron 2008 payments received were offset by other-than-temporary impairment write-downs totaling $0.5 million on one of LPAL's private equity investments. The Enron 2009 payment received was offset by other-than-temporary impairment write-down of $0.2 million in the same private equity investment.

Cost Containment and Cash Preservation Measures

       We have implemented and are realizing significant cost savings due to a wide range of expense reduction measures. Staffing levels were reduced in 2008 and again in 2009, and all contractual employment obligations were fully paid by June 30, 2009. Our San Francisco office lease was successfully negotiated at a significantly reduced rent. We were able to obtain insurance coverage at substantially reduced rates. We have reduced our legal and other professional expenses.

       We have focused our resources and have decided to close our Jersey insurance business. This insurance business was regulated which required audit fees and expenses, actuary fees, independent director fees, administrative expenses and other related costs. We are also closing several dormant subsidiaries, all which will reduce our auditing and administrative costs.

       We are also reducing costs by eliminating our ADR program. These costs include additional auditing fees and expenses, staffing costs (reduction of an additional employee), other professional and administrative fees and related costs.

       These cost containment measures are expected to significantly reduce the use of cash for operating activities.

Income Taxes

       We are subject to taxation on our income in all countries in which we operate based upon the taxable income arising in each country. However, realized gains on certain investments are exempt from Jersey and

Guernsey taxation. Through 2008, we were subject to income tax in Jersey at a rate of 20%. For 2009, under a new tax system in Jersey, Channel Islands, our tax rate is zero. (See discussion of the new tax system in Jersey in Part II, Item 5, "Taxation.") In the United States, we are subject to both federal and California taxes at rates up to 34% and 8.84%, respectively.

2009 compared to 2008

       In 2009, we received a $13,000 payment from London Pacific Life & Annuity Company ("LCL") for the use of our federal net operating losses to reduce LCL's alternative minimum tax expense as a result of the consolidation of LCL in our U.S. tax group's consolidated returns, which offset $2,000 minimum California taxes, resulting in an $11,000 tax benefit to the Group for 2009. For more information, see Note 6 "Income Taxes" to our consolidated financial statements included in Item 8 of this Form 10K. Other than these taxes and benefits, no other tax expense or benefits were applicable to our Group for 2009. A loss before income taxes of $1.4 million was contributed by our Jersey operations, and a loss before income taxes of $0.9 million was contributed by our U.S. operations; however, we did not recognize any tax benefits due to the 100% valuation allowances that we have provided for all deferred tax assets. In 2008, our tax expense was $4,000, comprised of $2,000 in minimum California taxes and $2,000 in federal alternative minimum taxes, caused by the consolidation of LCL in our U.S. tax group's consolidated returns.


CRITICAL ACCOUNTING POLICIES

       Management has identified those accounting policies that are most important to the accurate portrayal of our financial condition and results of operations and that require management's most complex or subjective judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These most critical accounting policies pertain to our investments, life insurance policy liabilities, revenue recognition, and assumptions used to value share options granted. These critical accounting policies are described below.

Accounting for Investments

       From January 1, 2008, our primary business for financial reporting purposes is considered to be consulting in venture capital. As such, our private equity investments are carried at cost less any other-than-temporary impairments. Previously, we carried our private equity investments at fair value in accordance with the accounting guidance related to insurance companies. With respect to our private equity investments held at December 31, 2007, our best estimate of their fair value was their cost basis. Therefore, the change from an insurance company for financial reporting purposes to a consulting company as of January 1, 2008 did not have an impact on the carrying values of our private equity investments.

       Our private equity investments for 2008 and 2009 are less than 20% in the investee companies, and we do not have any significant influence on the investee companies. Accordingly, all such investments are accounted for with the cost method. We evaluate the Group's investments for any events or changes in circumstances ("impairment indicators") that may have significant adverse effects on our investments. If impairment indicators exist, then the carrying amount of the investment is compared to its estimated fair value. If any impairment is determined to be other-than-temporary, then a realized investment loss would be recognized during the period for which we make such determination.

Determination of Fair Values of Investments

       When a quoted market price is available for a security, we use this price in the determination of fair value. If a quoted market price is not available for a security, management estimates the security's fair value based on valuation methodologies as described below.

       We hold investments in privately held equity securities, primarily convertible preferred stock in companies doing business in various segments of technology industries. These investments are normally held for a number of years. Investments in convertible preferred stock come with rights that vary dramatically both from company to company and between rounds of financing within the same company. These rights, such as anti-dilution, redemption, liquidation preferences and participation, bear directly on the price an investor is willing to pay for a security. The returns on these investments are generally realized through an initial public offering of the company's shares or, more commonly, through the company's acquisition by a public company.

       One of the factors affecting fair value is the amount of time before a company requires additional financing to support its operations. Management believes that companies that are financed to the estimated point of operational profitability or for a period greater than one year will most likely return value to the investor through an acquisition between a willing buyer and seller, as the company does not need to seek financing from an opportunistic investor or insider in an adverse investment environment. If a particular company needs capital in the near term, management considers a range of factors in its fair value analysis, including our ability to recover our investment through surviving liquidation preferences. Management's valuation methodologies also include fundamental analysis that evaluates the investee company's progress in developing products, building intellectual property portfolios and securing customer relationships, as well as overall industry conditions, conditions in and prospects for the investee's geographic region, and overall equity market conditions. This is combined with analysis of comparable acquisition transactions and values to determine if the security's liquidation preferences will ensure full recovery of our investment in a likely acquisition outcome. In its valuation analysis, management also considers the most recent transaction in a company's shares.

       The accounting guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). That accounting guidance has also established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 3 inputs apply to the determination of fair value for our private equity investments. These are unobservable inputs where the determination of fair values of investments requires the application of significant judgment. It is possible that the factors evaluated by management and fair values will change in subsequent periods, especially with respect to our privately held equity securities in technology companies, resulting in material impairment charges in future periods. From January 1, 2008, only other-than-temporary impairments will be recognized and the carrying value of a private equity investment cannot be increased above its cost unless the investee company completes an initial public offering or is acquired.

Other-than-temporary Impairments of Investments

       Management performs an ongoing review of all investments in the portfolio
to   determine   if   there   are  any   declines   in  fair   value   that  are
other-than-temporary.

       In relation to our private equity securities that do not have a readily determinable fair value, factors considered in impairment reviews include: (i) the length of time and extent to which estimated fair values have been below cost and the reasons for the decline, (ii) the investee's recent financial performance and condition, earnings trends and future prospects, (iii) the market condition of either the investee's geographic area or industry as a whole, and (iv) concerns regarding the investee's ability to continue as a going concern (such as the inability to obtain additional financing). If the evidence supports that a decline in fair value is other-than-temporary, then the investment is reduced to its estimated fair value, which becomes its new cost basis, and a realized loss is reflected in earnings.

       The evaluations for other-than-temporary impairments require the application of significant judgment. It is possible that the impairment factors evaluated by management and fair values will change in subsequent periods, especially with respect to privately held equity securities in technology companies, resulting in material impairment charges in future periods.

Revenue Recognition

       The timing of revenue recognition for consulting services requires a degree of judgment. Under revenue accounting guidance, revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed and determinable and collectibility is reasonably assured. We recognize consulting fee revenues in our consolidated statement of operations as the services are performed, if all the conditions of the guidance are met. We do not recognize performance based revenues under a consulting arrangement until the payments are earned, the client has acknowledged the liability and collectibility is reasonably assured.

Valuation of Share Options Granted

       We calculate the fair value of share option grants to employees using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company's share options. The Black-Scholes model also requires subjective assumptions, including future share price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of the Company's share price. These factors could change in the future, which would affect the share based compensation expense in future periods, if the Company, through the ESOT, should grant additional share options. It should be noted, however, that share based compensation expense in the Company's consolidated statement of operations has no negative impact on total shareholders' equity because there is an offsetting entry to additional paid-in capital in the Company's consolidated balance sheet.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       See Note 1 to the Consolidated Financial Statements included in this Annual Report for a summary of recently issued accounting pronouncements.

LIQUIDITY AND CAPITAL RESOURCES

       Our cash and cash equivalents decreased during 2009 by $2.2 million from $13.7 million as of December 31, 2008 to $11.5 million as of December 31, 2009. This decrease in cash and cash equivalents resulted from $2.2 million of cash used in operating activities which includes contractually required payments to our then U.K. based Chief Financial Officer as well as payments of all three remaining insurance policies due to their maturities in the first half of 2009. Our cost savings measures are expected to significantly reduce our use of cash for operating activities. Cash provided by investing activities primarily resulted from the $264,000 partial proceeds from the Enron securities litigation settlement net of $117,000 cash used to purchase private equity investments during 2009.

         Shareholders' equity decreased during 2009 by $2.3 million from $15.0 million at December 31, 2008 to $12.7 million as of December 31, 2009, primarily due to the net loss for the period of $2.3 million. As of December 31, 2009 and 2008, $62.6 million of our Ordinary Shares, at cost, held by the employee benefit trusts have been netted against shareholders' equity.

       As  of  December  31,  2009,  we  had  no  bank   borrowings,   guarantee
obligations, material commitments outstanding for capital expenditures or additional funding for private equity portfolio companies.

       As of December 31, 2009, we had $11.5 million of cash and cash equivalents of which $2.8 million was only available to fund the operations or commitments of LPAL, a wholly owned subsidiary. LPAL needed to obtain the permission of the Jersey Financial Services Commission if LPAL funds were to be used to fund operations or commitments outside of the LPAL entity. We believe that the remainder of our cash balance at December 31, 2009 of $8.7 million alone is sufficient to fund our operations (consulting in venture capital and corporate activities) over at least the next twelve months.


PRINCIPAL RISKS AND UNCERTAINTIES


       We consider the principal risks and uncertainties for 2010 to be the following: (1) the level of consulting fee revenues is expected to be volatile depending on the nature and extent of our work at any point in time, particularly in the current economic environment; (2) by their very nature, venture capital investments are risky, and the private equity investments held by the Company could decline in value; and (3) U.S. dollar interest rates may continue to remain at a very low level thereby minimizing our interest income.

RESPONSIBILITY AND CAUTIONARY STATEMENTS

Responsibility Statement

      We confirm that to the best of our knowledge:

o The financial statements for the twelve months ended December 31, 2009 included in this Annual Report, which has been prepared in conformity with United States generally accepted accounting principles ("U.S. GAAP"), give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and

o This Annual Report includes a fair review of the information required by the Financial Services Authority's Disclosure and Transparency Rules ("DTR") 4.1.8 to 4.1.11 (including a fair review of the business, a description of the principal risks and uncertainties facing the Company, a review of the development and performance of the Company, any important events since the end of the financial year and likely future developments).

Cautionary Statement

      This Annual Report is addressed to shareholders of Berkeley Technology Limited and has been prepared solely to provide information to them.

      This Annual Report is intended to inform the shareholders of the Company's performance during the twelve months ended December 31, 2009. Statements contained herein which are not historical facts are forward-looking statements that involve a number of risks and uncertainties that could cause the actual results of the future events described in such forward-looking statements to differ materially from those anticipated in such forward-looking statements. Factors that could cause or contribute to deviations from the forward-looking statements include, but are not limited to, (i) variations in demand for the Company's products and services, (ii) the success of the Company's new products and services, (iii) significant changes in net cash flows in or out of the Company's businesses, (iv) fluctuations in the performance of debt and equity markets worldwide, (v) the enactment of adverse state, federal or foreign regulation or changes in government policy or regulation (including accounting standards) affecting the Company's operations, (vi) the effect of economic conditions and interest rates in the U.S., the U.K. or internationally, (vii) the ability of the Company's subsidiaries to compete in their respective businesses, (viii) the ability of the Company to attract and retain key personnel, and (ix) actions by governmental authorities that regulate the Company's businesses, including insurance commissions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.


On behalf of the Board


/s/ Arthur I. Trueger
Arthur I. Trueger
Principal Financial Officer

March 31, 2010